DEFINITIVE PROXY STATEMENT
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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       Soliciting Material Pursuant to §240.14a-12

MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2013 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

MGP INGREDIENTS, INC.
Cray Business Plaza
100 Commercial Street
Atchison, Kansas 66002

April 11, 2013

NOTICE OF ANNUAL MEETING

To the Stockholders:

The Annual Meeting of Stockholders of MGP Ingredients, Inc. will be held at the Benedictine College Administration Building, 1020 North 2nd Street, Atchison, Kansas 66002, on Thursday, May 23, 2013, beginning at 10:00 a.m., local time, for the following purposes:

■        To elect three directors, each for a term expiring at the annual meeting in 2016;

■      To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

■        To conduct an advisory vote on the compensation of our named executive officers; and

■        To transact such other business as may properly come before the meeting.

The Company’s 2012 Annual Report is being delivered with this Proxy Statement.  Holders of Common Stock and Preferred Stock of record on the books of the Company at the close of business on April 3, 2013, will be entitled to vote at the annual meeting and any adjournment or postponement thereof.

Your vote is important.  Whether or not you plan to attend the annual meeting, PLEASE VOTE.

If you hold the shares in your own name: (1) use the toll-free telephone number shown on your proxy card; (2) visit the website shown on your proxy card to vote via the Internet; or (3) mark, sign and return the enclosed proxy/voting instruction card in the postage-paid envelope provided.

If your shares are held by a broker, bank or nominee, please follow the voting instructions it provides for your vote to count.

Important Notice regarding the availability of proxy materials for the stockholders meeting to be held on May 23, 2013:  This Notice, the Company’s Proxy Statement and its Annual Report to stockholders are available at www.proxyvote.com.  You will need to input the Control Number, located on the proxy card, when accessing these documents.

By Order of the Board of Directors

John R. Speirs
Chairman of the Board

PROXY STATEMENT

This Proxy Statement and the enclosed form of proxy card and voting instructions for Employee Stock Purchase Plan (“proxy card”) are furnished for the solicitation of proxies by the Board of Directors of MGP Ingredients, Inc. (the “Company”) for use at the annual meeting of its stockholders to be held on Thursday, May 23, 2013, as set forth in the preceding Notice.  We expect to provide notice and electronic delivery of this Proxy Statement and the enclosed proxy card to stockholders on or about April 11, 2013.

In 2011, we changed our fiscal year end from June 30 to December 31.  Accordingly, some of the information contained in this Proxy Statement, including compensation-related disclosure, covers the six month period from July 1, 2011 (following the conclusion of our prior fiscal year) to December 31, 2011.  In this Proxy Statement, “2011 transition period” means the six-month period from July 1, 2011 to December 31, 2011, “fiscal year 2011” means the fiscal year ended June 30, 2011 and “fiscal year 2010” means the fiscal year ended June 30, 2010.

In 2012, we reorganized into a holding company structure.  On January 3, 2012, the Company became the holding company for the former MGP Ingredients, Inc., which is now named MGPI Processing, Inc. (“Old MGPI”) and which is now a wholly-owned subsidiary of the Company.  In connection with the reorganization, the Company changed its name from MGPI Holdings, Inc. to MGP Ingredients, Inc. (“New MGPI”).  All of the outstanding common shares of Old MGPI were converted, without exchange, into an equal number of common shares of New MGPI, and all of the outstanding preferred shares of Old MGPI were converted, without exchange, into an equal number of preferred shares of New MGPI.  The common stock of New MGPI trades on the NASDAQ Global Select Market under the symbol “MGPI.”  In the reorganization, the persons serving as members of the Board of Directors or executive officers of Old MGPI became members of the Board of Directors and executive officers of New MGPI, respectively, and New MGPI assumed each plan governing equity compensation for directors, officers and employees of Old MGPI.  Throughout this Proxy Statement, when we refer to the Company in reference to activities that occurred prior to the reorganization on January 3, 2012, we are referring to Old MGPI, and when we refer to the Company in reference to activities occurring after the reorganization, we are referring to New MGPI, except to the extent that the context otherwise indicates.

VOTING MATTERS

How You Can Vote

If your shares are registered in your own name, you may simplify voting and save the Company expense by voting by telephone or by Internet.  Telephone and Internet voting information is provided on your proxy card.  A Control Number on the proxy card is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.  If you vote by telephone or Internet, you need not mail back your proxy card.

If you choose to vote by mail, please return your proxy card, properly signed, in the postage-paid envelope provided.

If you hold your shares through a broker, bank or other financial institution, please follow its directions for how to vote.  Your broker will not be permitted to vote on your behalf for the first and the third proposal unless you instruct your broker as to how to vote your shares.  For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution.  Voting your shares is important to ensure that we meet the minimum quorum requirements for the meeting.  If you have any questions about the voting process, please contact the broker, bank, or other financial institution where you hold your shares.

Persons with shares held in the Company’s Employee Stock Purchase Plan (“ESPP”) may give their voting instructions to the ESPP plan administrator by any of the methods specified above.  If you hold shares in the ESPP and do not provide instructions, your shares will not be voted.

How You May Revoke or Change Your Vote

You may revoke your proxy at any time before it is voted at the meeting by:

•	sending timely written notice of revocation to the corporate secretary;

•	submitting another timely proxy by telephone, Internet or mail; or

•	attending the annual meeting and voting in person. If voting in person, please bring written evidence confirming your ownership of the shares you wish to vote.

Other Voting Matters

The holders of record of Common Stock and Preferred Stock of the Company at the close of business on April 3, 2013 are entitled to notice of and to vote at the annual meeting.  As of March 1, 2013, there were 17,934,233 shares of Common Stock outstanding and 437 shares of Preferred Stock outstanding.  You are entitled to one vote for each share owned of record on that date.

All shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions.  If you sign your proxy card but do not give voting instructions, the shares represented by the proxy will be voted by those named in the proxy card in accordance with the recommendations of the Board of Directors.

If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you.  As of the printing of this Proxy Statement, we do not know of any other matter to be raised at the annual meeting.

How Votes are Counted and Voting Requirements

Holders of a majority of the shares of each class of stock entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.  Abstentions and “broker non-votes” (defined below) are counted as present and entitled to vote for purposes of determining if a quorum for the annual meeting exists.  A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a representative capacity (typically referred to as being held in “street name”), but the broker cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner.

Generally, holders of Common Stock and Preferred Stock each vote separately as a class with respect to each matter that the class is authorized to vote on, with each share of stock in each class being entitled to one vote.  Election of directors is determined by a plurality vote, and the candidates for office who receive the highest number of votes will be elected.  Because it is a plurality vote, abstentions and withheld votes will have no effect on the election of directors.

The affirmative vote of holders of a majority of shares of Common Stock and a majority of shares of Preferred Stock entitled to vote that are present in person or by proxy is required for the approval of the appointment of KPMG LLP as our independent registered public accounting firm and the approval of executive compensation.  Abstentions with respect to the advisory vote on executive compensation and on ratification of the appointment of KPMG LLP as our independent registered public accounting firm will have the same effect as a vote against the proposal.

In case of a broker non-vote, brokers may vote on routine matters but cannot vote on non-routine matters.  Ratification of the independent registered public accounting firm is considered a routine matter.  The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares.

The principal executive offices of the Company are located at Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 and the Company’s telephone number at that address is (913) 367-1480.

PROPOSAL 1-ELECTION OF DIRECTORS

Nominees

The Board of Directors is divided into two groups, with the holders of Common Stock being entitled to vote for the persons nominated for the Group A position and the holders of Preferred Stock entitled to vote for the persons nominated for the Group B positions.  A plurality of the votes cast is required for the election of directors.  Abstentions and withheld votes will have no effect on the outcome.  In case of a broker non-vote, your broker may not vote your shares.

One Group A Director and two Group B Directors are nominated for election at the annual meeting.  John R. Speirs has been nominated by the Board of Directors for election to the Group A position for the term expiring at the annual meeting in 2016 or until his successor has been elected and qualified.  John E. Byom and Cloud L. Cray, Jr. have been nominated by the Board of Directors for election to the Group B position for a term expiring at the annual meeting in 2016 or until their respective successors have been elected and qualified.  Mr. Speirs has been a director since 2004.  Mr. Byom has been a director since 2004.  Mr. Cray has been a director since 1957.  Each of the nominees has consented to serve if elected.  If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board of Directors may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

GROUP A NOMINEE
(For a term expiring in 2016)

JOHN R. SPEIRS
Mr. Speirs, age 64, has been a director since 2004.  He serves in the capacity of lead director and was named Chairman of the Board August 27, 2009.  He is the Chairman and co-founder of Stellus Consulting, a Minneapolis, Minnesota-based strategy consulting firm formed in 2001 that specializes in business strategy, strategic visioning, merger and acquisition support and branding strategy.  From 1998 to 2000 he served as Executive Vice President of Marketing for Diageo PLC and from 1989 to 1998 he served in various capacities with Pillsbury, the last being as Senior Vice President of Strategy and Brand Development from 1995 to 1998.  Prior thereto he served as an officer and in other management capacities with Lever Brothers from 1975.  The Company believes that Mr. Speirs’ qualifications to serve on the Board include his experience as a member of senior management in both the food and alcohol industries and as a strategic planner.

GROUP B NOMINEES
(For terms expiring in 2016)

JOHN E. BYOM
Mr. Byom, age 59, has been a director since 2004.  He is Chairman of the Audit Committee and a member of the Human Resources and Compensation Committee and the Nominating and Governance Committee.  Since October 2007, Mr. Byom has been an owner and the CEO of Classic Provisions, Inc., a specialty foods distribution company based in Plymouth, Minnesota.  He is the former Chief Financial Officer of International Multifoods Corporation.  He left that company in March 2005 after 26 years with the company, including four years as Vice President of Finance and Chief Financial Officer, from March 2000 to June 2004.  After the sale of Multifoods to The J.M. Smucker Company in June 2004, he was President of Multifoods Foodservice & Bakery Products.  Prior to his time as CFO, Mr. Byom was President, US Manufacturing from July 1999 to March 2000, and Vice President of Finance and IT for the North American Foods Division from 1993 to 1999.  Mr. Byom held various other positions prior thereto, including Controller of the Bakery Products Division from 1990 to 1991 and Internal Auditor and Supervisor of Audit from 1979 to 1981.  Mr. Byom also is a director of Prestige Brands Holdings, Inc.  The Company believes that Mr. Byom’s qualifications to serve on the Board include his background in finance, IT and internal audit, his experience as a chief financial officer and his public company board experience.

CLOUD L. CRAY, JR.
Mr. Cray, age 90, has been a director since 1957.  He served as Chairman of the Board from 1980 until 2006 and as Chief Executive Officer from 1980 to September, 1988, and has been an officer or director of the Company for more than 50 years.  He is the father of Karen Seaberg.  The Company believes that Mr. Cray’s qualifications to serve on the Board include his long tenure as a Board member and CEO of the Company, his familiarity with the markets in which the Company operates and his significant stock ownership.

The Board of Directors recommends a vote “FOR” each of the nominees to the Board of Directors.

OTHER
GROUP A DIRECTORS

LINDA E. MILLER
Ms. Miller, age 60, has been a director since June 2000.  Her current term expires in 2015.  She is Chairwoman of the Nominating and Governance Committee and a member of the Audit Committee and the Human Resources and Compensation Committee.  She is an independent marketing consultant and has been a member of the Engineering Management Graduate Faculty at the University of Kansas since 1989.  She was previously employed by Dupont, Baxter Healthcare and the American Business Women’s Association, Kansas City, Missouri.  The Company believes that Ms. Miller’s qualifications to serve on the Board include her experience as a marketing consultant and her background as educator in the field of business management.

DARYL R. SCHALLER, Ph.D.
Dr. Schaller, age 69, has been a director since October, 1997.  His current term expires in 2015.  He is Chairman of the Human Resources and Compensation Committee and a member of the Audit Committee and the Nominating and Governance Committee.  He currently provides, and from 1996 through November 2001 provided, consulting services through his consulting firm, Schaller Consulting.  He was Vice President of Research and Development of International Multifoods Corp., of Minneapolis, Minnesota, from November 2001 through June 2003.  He retired from Kellogg Co. in 1996 after 25 years of service.  He served Kellogg as its Senior Vice President—Scientific Affairs from 1994 until 1996, and previously was Senior Vice President—Research, Quality and Nutrition for Kellogg.  The Company believes that Dr. Schaller’s qualifications to serve on the Board include his education and extensive experience in the food industry.

GARY GRADINGER
Mr. Gradinger, age 70, has been a director since June 2005.  His current term expires in 2014.  He is a member of the Audit Committee, the Human Resources and Compensation Committee and the Nominating and Governance Committee.  Since 1983, he has served as the Chairman and Chief Executive Officer of Golden Star, Inc., a privately owned company which is engaged in the production of textile cleaning, communication and safety products.  He also serves as a director of Buffalo Funds, Buffalo Large Cap Fund, Inc., Buffalo High Yield Fund, Inc., Buffalo US Global Fund, Inc., Buffalo Balanced Fund, Inc. and Buffalo Small Cap Fund, Inc.  The Company believes that Mr. Gradinger’s qualifications to serve on the Board include his long experience as a CEO and his experience on boards of other publicly held companies.

OTHER
GROUP B DIRECTORS

MICHAEL BRAUDE
Mr. Braude, age 77, has been a director since 1991.  His current term expires in 2015.  He is a member of the Nominating and Governance Committee, the Audit Committee and the Human Resources and Compensation Committee.  He was the President and Chief Executive Officer of the Kansas City Board of Trade, a commodity futures exchange, from 1984 until his retirement in 2000.  Mr. Braude is a director of Kansas City Life Insurance Company, a director of Midwest Trust Company, Kansas City, Missouri and a trustee of Midwest Research Institute.  The Company believes that Mr. Braude’s qualifications to serve on the Board include his long tenure on the Board and his experience in and knowledge of grain market dynamics.

TIMOTHY W. NEWKIRK
Mr. Newkirk, age 44, has served as President and Chief Executive Officer since March 2008.  His current term as a director expires in 2014.  He served as Director of Operations from May 2005 to March 2006, as Vice President and Chief Operating Officer from March 2006 to October 2006, and as President and Chief Operating Officer from October 2006 to March 2008.  He began his career with the Company in 1991, serving initially as a distillery shift manager and later as a process engineer, project engineer and quality control manager at the Company’s Atchison plant.  He was promoted to manager of the Company’s Pekin, Illinois plant in 1997, and served in that capacity until the spring of 2000, when he accepted the position of Vice President of Operations for the former High Plains Corporation, an ethanol production company located in Wichita, Kansas, which in fiscal 2001 had approximately 150 employees.  Mr. Newkirk was in charge of manufacturing operations at High Plains Corporation’s three facilities.  In January 2002, Mr. Newkirk became Vice President of Global Operations for Abengoa Bioenergy S.L. following that company’s acquisition of High Plains Corporation.  As Vice President of Global Operations, he managed Abengoa Bioenergy’s five ethanol facilities in the United States and Europe.  In August 2003 he was appointed Chief Operating Officer of Abengoa Bioenergy Corporation, which was the successor to the former High Plains Corporation.  He held that position until his return to the Company as Director of Operations in the spring of 2005, in which position he was responsible for the operations of the Company’s Atchison and Pekin facilities.  The Company believes that Mr. Newkirk’s qualifications to serve on the Board include his position as CEO of the Company and his extensive experience in distillery operations.

KAREN SEABERG
Mrs. Seaberg, age 65, has been a director since August 2009.  Her current term as a director expires in 2014.  She has been an executive travel agent with the Atchison Travel Center for the past 20 years and is co-owner of a local Long John Silver’s franchise in Atchison, Kansas.  Mrs. Seaberg is active in civic affairs at the local and national levels, including the 2004-06 Lewis & Clark National Bicentennial Commemoration, the Atchison Chamber of Commerce and the Atchison River Front/Downtown Development.  She served on the Lewis & Clark Trail Heritage Foundation board from 2003 to 2007 and as its national president from 2007-2008.  Mrs. Seaberg served on the Atchison Hospital Board from 1990 to 2004, and presently serves on the Board of the Cray Medical Research Foundation at the University of Kansas Medical Center, Kansas City, Kansas, a position she has held since 1995.  She is the daughter of Cloud L. Cray, Jr.  The Company believes that Mrs. Seaberg’s qualifications to serve on the Board include her business and civic experience and organizational skills and her familiarity with the community in which the Company operates.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2013.  A representative of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

For the ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, is required.  Abstentions with respect to the advisory vote on ratification of the appointment of KPMG LLP as our independent registered public accounting firm will have the same effect as a vote against the proposal.  In case of a broker non-vote, your broker may vote your shares.

The Board of Directors recommends a vote “FOR” the Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accountant.

PROPOSAL 3 – APPROVAL OF
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides that the Company’s stockholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s (“SEC”) rules.  Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting the following “say-on-pay” proposal, which gives stockholders the opportunity to approve or not approve the Company’s compensation program for named executive officers, as disclosed pursuant to Item 402 of Regulation S−K, by voting for or against the resolution set out below.  While our Board intends to carefully consider the stockholder vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature.

This say−on−pay vote is advisory, and therefore, is not binding on the Company, the Human Resources and Compensation Committee or the Board.  The Board and the Company’s Human Resources and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Company, the Board and the Human Resources and Compensation Committee will consider the results of the vote in future compensation deliberations.

In addition to the say-on-pay vote, the Dodd−Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future (the frequency vote).  The Company held the frequency vote at the 2011 stockholder annual meeting, where the stockholders voted for holding a say-on-pay vote every year.

For the advisory vote seeking approval of named executive officer compensation, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, is required.  Abstentions with respect to the advisory vote on executive compensation will have the same effect as a vote against the proposal.  In case of a broker non-vote, your broker may not vote your shares.

The Board of Directors recommends an advisory vote “FOR” the following resolution: “RESOLVED, that the stockholders of MGP Ingredients, Inc. approve, on an advisory basis, compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S−K, including the Compensation Overview, compensation tables and narrative discussion.”

CORPORATE GOVERNANCE AND COMMITTEE REPORTS

The Board; Standing Committees; Meetings; Independence

The Board of Directors believes that a majority of the directors should be independent and has determined that the following members are independent: Michael Braude, John E. Byom, Gary Gradinger, Linda E. Miller, Daryl R. Schaller and John R. Speirs.  Mr. Newkirk, Chief Executive Officer and President, is the only non-independent member of the Board.  In determining the independence of directors, the Board found that none of the directors, other than Mr. Newkirk, has any material relationship with the Company other than as a director.  In making these determinations, the Board considers all facts and circumstances as well as the standards defined in Rule 4200(a)(15) of the NASDAQ Stock Market.

The Board has three standing committees:  Audit Committee, Nominating and Governance Committee and Human Resources and Compensation Committee.  The composition of the Committees throughout 2012 was as follows: Audit Committee – John E. Byom (Chairman), Michael Braude, Gary Gradinger, Linda E. Miller and Daryl R. Schaller; Human Resources and Compensation Committee – Daryl R. Schaller (Chairman), Michael Braude, John E. Byom, Gary Gradinger and Linda E. Miller; Nominating and Governance Committee – Linda E. Miller (Chairwoman), Michael Braude, John Byom, Gary Gradinger and Daryl R. Schaller.

All of the members of the Nominating and Governance Committee are determined independent under the NASDAQ listing rules.  The members of the Audit Committee are independent under the NASDAQ listing rules and meet the applicable independence requirements of Section 10A (m) (3) of the Securities Exchange Act of 1934, as amended.  The members of the Human Resources and Compensation Committee are also determined independent under the NASDAQ listing rules and applicable rules of the Securities and Exchange Commission.  Each director on the Committees is a "non-employee" director as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 and an "outside" director as defined under Section 162(m) of the Internal Revenue Code.

The Board meets immediately after each annual meeting of the stockholders and may hold other regular and special meetings.   The meetings are led by Mr. Speirs, the current Chairman of the Board.  During 2012, the Board met 4 times, the Audit Committee met 3 times, the Human Resources Committee met 4 times and the Nominating and Governance Committee met 3 times.  Each director attended more than 75% of the meetings of the Board and the Committees of which the director was a member.

Corporate Governance Documents

Our key governance documents include:

•	Code of Conduct;

•	Charters of each of the Audit Committee, Human Resources and Compensation Committee and the Nominating and Governance Committee.

All of these documents are available on our website at www.mgpingredients.com in the For Investors /Corporate Governance section and a copy of any of these documents will be sent to any stockholder upon request.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls.  The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant and the internal audit department.  It also reviews and makes recommendations with regard to the process involved in the Company’s implementation of its conflict of interest and business conduct policy, is responsible for establishing and monitoring compliance under the code of conduct applicable to the chief executive and financial officers and oversees the Board’s risk management process.  In connection with this work, the Committee engages in regular discussions of the Company’s risks with senior management, internal auditors and external auditors and annually reviews: (a) the adequacy of the Audit Committee’s written charter that has been adopted by the Board of Directors; (b) the independence and financial literacy of each member of the Audit Committee; (c) the plan for and scope of the annual audit; (d) the services and fees of the independent auditor; (e) certain matters relating to the independence of the independent auditor; (f) certain matters required to be discussed with the independent auditor relative to the quality of the Company’s accounting principles; (g) the audited financial statements and results of the annual audit; (h) recommendations of the independent auditor with respect to internal controls and other financial matters; (i) significant changes in accounting principles that are brought to the attention of the Committee; and (j) various other matters that are brought to the attention of the Committee.

The Board of Directors has determined that John E. Byom is an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K.  The Board has determined that Mr. Byom is independent, as independence for audit committees is defined in the applicable listing standards of the NASDAQ Stock Market.  Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933.  Further, the designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability on such person that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

The Board of Directors has adopted a written charter for the Audit Committee, which may be found on the Company’s website at www.mgpingredients.com.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements for fiscal 2012; has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T pursuant to Item 407(d)(3)(i)(B) of Regulation S-K of the Securities Exchange Act of 1934, as amended, regarding “Communications with Audit Committees”; has received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee; and has discussed with the independent auditor the auditor’s independence.  Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2012 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee Members:	John E. Byom (Chairman) Michael Braude Gary Gradinger Linda E. Miller Daryl R. Schaller

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Nominating and Governance Committee

The purposes of the Nominating and Governance Committee are to recommend to the Board the qualifications for new director nominees, candidates for nomination and policies concerning compensation and length of service.  The Nominating and Governance Committee has a charter, a copy of which is available to stockholders on the Company’s website at www.mgpingredients.com.

In identifying nominees for the Board of Directors, the Nominating and Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors and management.  The Nominating and Governance Committee will also consider candidates recommended by stockholders in accordance with its policies and procedures.  However, the Nominating and Governance Committee may choose not to consider an unsolicited candidate recommendation if no vacancy exists on the Board.  The Nominating and Governance Committee may, in its discretion, use an independent search firm to identify nominees.

The Nominating and Governance Committee believes that each candidate for the Board should be a person known for his or her integrity and honesty.  Although the Committee does not have a formal policy with regard to diversity in identifying candidates, it looks for education, experience, knowledge or skills that complement those of existing members and that may be helpful to the Board in exercising its oversight responsibilities.  A sufficient number of Board members must meet the tests for independence set forth in the applicable listing standards of the NASDAQ Stock Market and Section 10A of the Securities Exchange Act of 1934, as amended, to permit the Company to satisfy applicable NASDAQ and legal requirements.  The Committee also believes it is desirable for at least one Board member to be an “audit committee financial expert,” as defined in Rule 407(d)(5) of Regulation S-K.  In considering candidates, the Committee may take into account other factors as it deems relevant.

In evaluating potential nominees, the Nominating and Governance Committee determines whether the nominee is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.  The Nominating and Governance Committee generally will conduct a check of the individual’s background and conduct personal interviews before recommending any candidate to the Board.  The Nominating and Governance Committee in its sole discretion may require candidates (including a stockholder’s recommended candidate) to complete a form of questionnaire providing information required to be disclosed in the Company’s proxy statement.

Stockholders who wish to recommend candidates for consideration by the Nominating and Governance Committee in connection with next year’s annual meeting should submit the candidate’s name and the information set forth below in writing to the chairperson of the Nominating and Governance Committee, in care of the Company’s Secretary, at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas, 66002, on or before December 12, 2013.  In addition to the name of the candidate, a stockholder should submit:

●	his or her own name and address as they appear on the Company’s records;

●
if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder’s beneficial ownership and period of ownership and that provides the record holder’s name and address as they appear on the Company’s records;

●	a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;

●	the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and

●
pertinent information concerning the candidate’s background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company.  The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity based-plans that are subject to Board approval.  The Committee administers the Company’s stock option and restricted stock plans, and also serves as an executive search committee.  Each Committee member qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of Internal Revenue Code Section 162(m).  The Committee has a charter, which may be found on the Company’s website at www.mgpingredients.com.

The Committee typically meets four or five times a year and generally considers and recommends various components of the Company’s compensation programs at regularly scheduled times throughout the year.  Such programs typically originate as recommendations of management.  The Committee typically considers any proposed amendments to benefit plans that are to take effect in the following fiscal year at its November meeting.  It has typically conducted performance and salary reviews of the CEO and receives the CEO’s performance reviews and salary recommendations for other officers at its November meeting.  It generally considers long term incentive awards and performance goals for annual cash incentives in March, though annual cash incentives were reconsidered at the November 2012 meeting in light of expected increases in applicable tax rates for calendar 2013.

When considering compensation matters, the Committee relies upon the experience of its members, the recommendations of management and outside consultants retained by the Committee.  During fiscal 2011, at the direction of the Committee, management retained Greg Wolf of Greg Wolf Consulting to review the Company’s compensation program for directors and to make recommendations that would increase the overall competitiveness of Board compensation.  In 2012 the Committee retained Compdata Consulting, a compensation consultant, in order to obtain information concerning base salary trends for executive and non-executive employees.  The Board will review director compensation in November, 2013.

See “EXECUTIVE COMPENSATION AND OTHER MATTERS - Compensation Overview – How We Determine Compensation” for further information on the processes we follow in setting compensation.

Board Leadership Structure

Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board.  The Board believes it is in the best interest of the Company to make that determination in a manner it believes best provides appropriate leadership for the Company at the time, based on the circumstances and direction of the Company and the membership of the Board.  Our current structure has a separate Chief Executive Officer and Chairman of the Board of Directors, the latter also acting in the capacity of lead director.  Timothy W. Newkirk is our Chief Executive Officer and President and is responsible for day-to-day leadership of the Company.  John Speirs serves as the Chairman of the Board and as lead director.  The Board of Directors believes this is the most appropriate structure for the Company at this time, as it permits the President and Chief Executive Officer to focus his attention on managing our day-to-day business and enhances the ability of the Board of Directors to provide strong, independent oversight of the Company’s management and affairs.

Risk Management

Management is responsible for assessing and managing risk exposures on a day-to-day basis, and the Board is responsible for overseeing the Company’s risk management process.  This process is designed to provide to the Board timely visibility about the identification, assessment and management of critical risks.  The Audit Committee assists the Board by annually reviewing and discussing with management this process and its functionality.  The areas of critical risk include strategic, operational, compliance, environmental and financial risks.  The full Board, or the appropriate Committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management process.  Information brought to the attention of the committees can then be shared with the full Board, as appropriate.

We believe that the various components of our compensation program are effective in linking performance based compensation to stockholder interests without encouraging executives to take unnecessary risks (see discussion of compensation programs in EXECUTIVE COMPENSATION AND OTHER INFORMATION).  We also believe that our compensation program is properly balanced and does not encourage taking short term risks at the expense of long term results.  Our annual incentive program is designed to encourage programs that have appropriate returns on our investment.  To the extent that our annual incentive program might encourage actions contrary to our long-term interest, the Human Resources and Compensation Committee retains discretion to modify factors relevant in determining annual compensation.  Further, long-term incentives are in the form of restricted stock or restricted stock unit awards, which are generally made on an annual basis and are subject to a multi-year vesting schedule.  We believe that such awards appropriately link the interest of our executives and stockholders and balance the short-term nature of annual cash incentives and any related risk of undue risk taking.

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee is now or was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Overview

This discussion provides an overview and analysis of our compensation programs and policies, the compensation decisions we made under those programs and policies, and the factors we considered in making those decisions.  We also provide a series of tables that present information about the compensation earned or paid in each of fiscal 2011, the 2011 transition period, and fiscal 2012 to our named executive officers, including:

•	Timothy W. Newkirk - Mr. Newkirk has served as President and Chief Executive Officer since March 5, 2008;

•	Donald P. Tracy – Mr. Tracy joined the Company in October 2009 and has served as Vice President of Finance and Chief Financial Officer since November 6, 2009; and

•
Randall M. Schrick - Mr. Schrick has served as Vice President of Engineering since June 2009.  From November 11, 2009 to December 31, 2011, he also served as President of Illinois Corn Processing, LLC (“ICP”), which was a 50% owned joint venture company until February 1, 2012 (now 30%) and which operates our former facility in Pekin, Illinois.

The discussion below is intended to help you understand the information provided in the tables and put that information into context within our overall compensation program.

Objectives of our Compensation Program

Our compensation program objectives are to align compensation programs with our business objectives and stockholders’ interests, to reward performance, to be externally competitive and internally equitable and to retain talent on a long-term basis.  In particular, our philosophy is to balance salary and benefits with incentive and equity compensation in order that the interests of the executive officers will be aligned with those of stockholders.

Components of Our Compensation Program

The principal components of our compensation program have been base salary, annual cash incentive awards, long term equity incentives and equity and non-equity based retirement compensation.

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Base salary is designed to attract and retain executives over time.  In setting base salaries, our objectives are to assure internal fairness of pay in terms of job size, external competitiveness so that we can attract and retain needed talent, and a consistent, motivating system for administering compensation.  Base salaries of named executive officers are reported in the Salary column of the Summary Compensation Table.

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Annual cash incentive awards are intended to focus executives on factors deemed critical to our profitability.  By rewarding named executive officers for good performance, we believe we help align their interests with those of our stockholders.  Such awards, when paid to named executive officers, are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

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Long-Term Incentives, which have been in the form of restricted stock or restricted stock units, are intended to motivate the achievement of key long-term financial performance goals and thereby generate stockholder value, provide management an opportunity to increase ownership of our stock, help attract and retain key employees and be cost efficient.  The Human Resources and Compensation Committee’s typical practice is to grant awards made with respect to a fiscal year following the close of that fiscal year.  In accordance with the rules of the Securities and Exchange Commission relating to the reporting of stock awards, such awards are included in the Summary Compensation Table for the year in which they were made, rather than in the year with respect to which they relate.  The grant date fair values of awards, computed in accordance with FASB ASC Topic 718, made during fiscal 2012, the 2011 transition period, and fiscal 2011 to named executive officers are shown in the Stock Awards and Option Awards columns of the Summary Compensation Table.  Awards made with respect to fiscal 2012 were made on November 29, 2012 and are included in the Summary Compensation Table.  Awards made with respect to the 2011 transition period were made on March 1, 2012, and are included in the Summary Compensation Table for fiscal 2012.  Awards made with respect to fiscal 2011 were made in August 2011 and are included in the Summary Compensation Table for the 2011 transition period.  Awards made with respect to fiscal 2010 were made in August 2010 and are included in the Summary Compensation Table for fiscal 2011.  Any dividends paid on restricted shares during a period are included in the All Other Compensation column of the Summary Compensation Table for the period in which they are paid.

●	Retirement Compensation

○
Non-Equity Based Retirement Compensation, provided through our 401(k) plan, permits employees to reduce their current income taxes by making limited pre-tax contributions to increase, enhance and diversify their retirement savings.  Named executive officers participate in the 401(k) plan on the same basis as other eligible employees.  Amounts, if any, contributed by the Company under the 401(k) plan are included in the All Other Compensation column of the Summary Compensation Table.

○
Equity Based Retirement Compensation in prior years was also provided through our employee stock ownership plan (“ESOP”).  We made no contributions to the ESOP in any of the periods covered in the Summary Compensation Table.  On April 23, 2012, the Company received approval from the Internal Revenue Service to terminate the ESOP and the plan was terminated retroactively to be effective as of June 30, 2010.  During fiscal 2012 the shares of stock held by the ESOP were distributed out to participants under the ESOP.

Consideration of Say-On-Pay Results

At our 2012 annual meeting, we held a stockholder advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote.  A substantial majority, over 94% of the votes cast, approved our compensation program for named executive officers described in our proxy statement for the 2012 annual meeting.  The Human Resources and Compensation Committee did not change its approach to compensation during 2012, except to amend the Annual Cash Incentive Plan to allow the Committee the discretion to reduce the payout level to 100% in cases where performance is over 100% and to reduce carryover to the subsequent year.  In evaluating our compensation practices during 2012, the Committee was mindful of the support our stockholders expressed for the philosophy and objectives of our compensation program.  It determined to retain our general approach to executive compensation for our most senior executive officers by continuing to base their annual incentives on improvements in modified economic profit, or “MEP,” as discussed herein.  See “Annual Cash Incentive – Current MEP Program (Fiscal 2012)” below.

How we Determine Compensation

As noted elsewhere in this Proxy Statement, our Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company.  The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity based plans that are subject to Board approval.  The CEO provides the Committee with performance reviews and salary recommendations for other officers.

The Committee has unrestricted access to management.  It may also request the participation of management or the Committee’s independent consultant at any meeting or executive session.  Committee meetings are regularly attended by the Chief Executive Officer, except for executive sessions and discussions of his own compensation and the Committee’s independent consultant.  The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of non-management directors only.

The Committee has sole discretion, at Company expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate.

Base Salary.  We generally determine salaries of named executive officers through the following process, which we usually undertake every three years.  We most recently undertook this process in 2010 and anticipate doing so again in 2013.  Our Vice President – Human Resources develops a summary of the titles and job descriptions of senior officers and other employees and submits them to the retained compensation consultant, which maintains survey data for similar sized manufacturing firms located in the Midwest.  The retained compensation consultant prepares a report identifying the ranges of compensation at these companies for persons with similar responsibilities to those employees described in the company-prepared summary.  In addition, annually we obtain from the retained compensation consultant updated information regarding average pay increases at the companies for which the retained compensation consultant maintains survey data.  This survey information or summaries thereof is provided to the Human Resources and Compensation Committee.  The Committee reviews this information, considers any recommendation made by the CEO with respect to other named executive officers and tries to assure that each officer’s base compensation falls within a range that is within 80% to 120% of a specified percentile of salaries paid to executives holding comparable positions at the surveyed companies.  Although the ultimate goal is to compensate executive officers at the midpoint of this targeted range for comparable positions at companies within the survey, a particular individual’s salary may fall above or below the targeted level because of his or her tenure, experience level or performance.  The Human Resources and Compensation Committee has approved the 50th percentile of the market as the target for base salaries.

When made, annual adjustments are usually made prior to the start of the next fiscal year.  When making annual adjustments, the Human Resources and Compensation Committee generally uses a matrix format that takes into account each executive’s performance review and the extent to which his or her salary is above or below the midpoint for comparable positions.  In June 2011, Mr. Newkirk’s base salary was increased to $390,000 based on his performance and to bring his salary closer to the target level.  Salary increases for fiscal 2011 for other executive officers generally ranged from 0% to 5%, depending primarily on performance and the relationship of existing pay levels to targeted pay levels.  No executive salary adjustments were made during the 2011 transition period or in fiscal 2012; however, the Human Resources and Compensation Committee considered and increased base pay for Mr. Newkirk by 3%, which was effective January 1, 2013.  Adjustments are sometimes made as a result of a promotion or other change in duties.

Annual Cash Incentive.  We believe a significant portion of the compensation of senior managers should be incentive based, and that by rewarding good performance, such arrangements help align the interests of our named executive officers with those of stockholders.  The goal of our annual program is to align more closely how we compensate employees with our business strategy.  Specifically, we want to encourage employees to think about how they can contribute to driving Company profitability, reduce costs for goods and equipment and create efficiencies to improve our ongoing operations.  We reward them for success by basing annual cash bonuses primarily on amounts earned in excess of what the Human Resources and Compensation Committee deems a fair return on our assets.

2011 MEP Program (2011 Transition Period and Fiscal 2011).

In December 2009 the Human Resources and Compensation Committee recommended, and the Board adopted a program based on what MGP called modified economic profit (“MEP”), which considered the dollar amount of wealth that was created or lost in a reporting period (the “2011 MEP Program”).  This program applied to fiscal 2011 and was the basis for the 2011 transition period short term incentive.

Under the 2011 MEP Program, annual awards were a percentage of base pay set by the Human Resources and Compensation Committee and were based on improvements in MEP, whose definition was changed to mean adjusted net income from operations (net income from operations, plus depreciation less capital expenditures), net of taxes paid during the specified fiscal year (“Adjusted NOPAT”), minus a charge representing our weighted estimated economic cost of capital (“C”) multiplied by the sum of average monthly total funded indebtedness plus average monthly total equity (“TC”).  The formula used for determining MEP under the 2011 MEP Program was: MEP = Adjusted NOPAT – (C x TC).  The Committee was permitted to determine whether any non-recurring or unusual item would be included in income from operations, and in this regard make an adjustment for the margin sharing arrangement with the Company’s joint venture, ICP.

The actual amount of awards that may be paid under the 2011 MEP Program depended on the percentage of base pay set by the Committee and the extent to which improvement in MEP over the base period met or exceeded targeted growth.  No incentive compensation was payable if growth was less than 80% of target.  If growth in MEP was between 80% and 90% of the growth target, 75% of targeted incentive compensation was payable.  If growth in MEP was between 90% and 98% of the growth target, 85% of targeted compensation was payable.  If growth in MEP was between 98% and 102% of the growth target, 100% of targeted incentive compensation was payable.  If growth in MEP was between 102% and 110% of growth target, 115% of targeted incentive compensation was payable.  If growth in MEP exceeded 110% of the growth target, 125% of target incentive compensation was payable.

For fiscal 2011, growth in MEP was measured from fiscal 2010.  For the 2011 transition period, the Company used 50% of MEP for fiscal 2011 as a base from which growth in MEP was measured.  The target for growth in MEP in the 2011 transition period was 50% of the increase amount that was targeted for fiscal 2011.  The incentive targets as a percentage of Base Pay for fiscal 2011 and the 2011 transition period are set forth below.  We did not exceed our targeted growth in MEP of $1.5 million in the 2011 transition period or $3 million in fiscal 2011, and no annual incentive was paid for either period.  Participation levels were based on recommendations from Pearl Meyer & Partners.

Participant	Incentive Target % of Base Pay	Fiscal 2011 Cash Incentive	2011 Transition Period Cash Incentive
Mr. Newkirk	100	$0	$0
Mr. Tracy	70	$0	$0
Mr. Schrick	70	$0	$0

As noted above, the Human Resources and Compensation Committee has discretion under the annual incentive plan to adjust factors used in determining incentive compensation and to include or exclude unusual items.  In measuring 2011 transition period growth in MEP, the Human Resources and Compensation Committee determined to exclude from the calculation of MEP a non-cash bargain purchase gain and related tax benefit resulting from the purchase of the beverage alcohol distillery assets of Lawrenceburg Distillers Indiana, LLC.

Current MEP Program (Fiscal 2012).

On December 14, 2012, the Board approved the adoption of the First Amended and Restated MGP Ingredients, Inc. Short-Term Incentive Plan (the “Current MEP Plan”) related to annual cash incentives provided to employees that applied to fiscal 2012 and will apply in subsequent years.  The Current MEP Plan gives the Human Resources and Compensation Committee discretion (i) to make partial bonus payments during the last month of the plan year to which they relate, based on estimated bonus achievement, (ii) to limit the payout amount to 100% of achievement where achievement is over 100% of target, and (iii) to limit or eliminate next-year carryover of excess and unpaid bonus achievement.

Under the Current MEP Plan, annual awards are a percentage of base pay set by the Committee and are based on either, (i) improvements in modified economic profit, or “MEP”, (ii) 50% on improvements in MEP and 50% on individual performance, or (iii) 100% on individual performance.  Awards to named executive officers and officers elected by the Board (but not the corporate secretary) are based 100% on improvement in MEP.  MEP equals adjusted net income from operations (net income from operations, plus depreciation less capital expenditures), net of taxes paid during the specified plan year (“Adjusted NOPAT”), minus a charge representing the weighted economic cost of capital (“C”) to the Company multiplied by the sum of average monthly total funded indebtedness plus average monthly total equity (“TC”).  The formula used for determining MEP is: MEP = Adjusted NOPAT – (C x TC).  The Committee may (i) estimate the MEP for the Company’s fiscal year in order to calculate estimated MEP incentive compensation prior to the end of fiscal year and (ii) determine whether the calculation of MEP should include or exclude, in whole or in part, any unusual or non-recurring item or adjusted to reflect any unusual or non-recurring item, and may also determine whether individual performance goals should be adjusted to take into account factors not reasonably foreseeable at the beginning of a plan year.

The actual amount of awards that may be paid for a fiscal year depends on the extent that improvement in MEP during such fiscal year over the base period meets or exceeds targeted growth.  No incentive based on MEP is paid to participants if growth is less than 50% of target.  If growth in MEP ranges between 50% and 100% of target, an equivalent percentage of targeted bonus that is based on MEP will be paid.  If growth in MEP is over 100% of target, then an equivalent percentage of targeted MEP bonus will be paid, provided that no bonus in excess of 125% will be paid and the Committee has discretion to limit the payout to 100% where growth in MEP over target ranges from 100% to 125%.  Any MEP improvement in excess of 100% that is not paid will be carried over to the next plan year and be added to the growth in MEP for the following year to determine the amount of incentive compensation payable with respect to that year, unless the Committee decides to carry over a lesser, or no, amount.

In the final month of each plan year, the Committee may use projections of MEP and MEP growth performance to determine estimated annual incentive compensation payments to participants where the Committee wishes to make a 90% payment in such final month (a “December Payment”).  After the financial results for the plan year are available, the annual incentive compensation payment of those participants who received a December Payment will be calculated and a true-up payment for any remainder will be paid.  In the event that a December Payment is in excess of the finally determined amount of actual incentive compensation, the participant is required to pay to the Company the amount of such excess payment within 15 days of the Company’s demand and the Company may elect to setoff any amount it otherwise owes to the participant by the amount of such excess.

For 2012, growth in MEP was measured from calendar year 2011. Participation levels of named executive officers for 2012 at the target level, as a percentage of base pay, are as follows: Timothy W. Newkirk (CEO) (100%); Don Tracy (CFO) (70%); and Randy M. Schrick (70%).

Subject to Committee discretion in the case of terminations without cause, an employee whose employment is terminated during a plan year will not be entitled to incentive compensation under the plan.  The plan will terminate upon a change in control and pro rated payments made, based on year-to-date performance through the most recently completed fiscal quarter.

Awards made under the plan are subject to any clawback policy that may be adopted by the Human Resources and Compensation Committee from time to time.  Under the policy adopted by the Committee and approved by the Board of Directors, awards based on achievement of financial results that are subsequently determined to be erroneous are subject to forfeiture in whole or in part in the discretion of the independent directors on the Board.

For 2012, the Committee has estimated that the MEP improvement is substantially more than 100% of target.  The December Payment equal to 90% of the incentive compensation payable of the MEP improvement at 100% was paid under the plan.  After the financial results for fiscal 2012 became available, a true-up payment for the remainder was paid in March, 2013.  The true-up payment is not reflected in the table below because it was made in fiscal 2013.  The Committee has determined not to carry over the excess MEP growth to the 2013 plan year.

Participant	Incentive Target % of Base Pay	Fiscal 2012 Cash Incentive
Mr. Newkirk	100	$351,000
Mr. Tracy	70	$140,517
Mr. Schrick	70	$155,797

Long-Term Incentives.  At the 2004 annual meeting, stockholders approved the MGP Ingredients, Inc. Stock Incentive Plan of 2004 (the “2004 Plan”), which authorized restricted stock as well as other forms of equity based awards, such as restricted stock units, or “RSUs,”  and stock options.  The 2004 Plan expires on October 14, 2014.  The 2004 Plan was amended at the 2009 annual meeting to, among other matters, increase the number of shares issuable under the 2004 Plan from 980,000 to 2,680,000.  At March 9, 2013, after giving effect to prior awards and forfeitures, awards for 1,344,312 shares may be made under the 2004 Plan in addition to those heretofore made.  We developed the 2004 Plan with the assistance of Pearl Meyer & Partners.  In 2003 we asked them to recommend a program which motivated the generation of stockholder value, increased management ownership of stock and provided (i) a long term financial performance counterbalance to the short term orientation of salary and annual cash incentives, (ii) long term incentives in a cost efficient manner and (iii) a tool to help increase retention of and attract executives to the Company.

The Board has also approved a restricted stock program to be administered under the 2004 Plan and that awards amounts based in part on improvements to MEP.  Following the holding company reorganization effected on January 3, 2012, this program was converted to a restricted stock unit program under which shares are only issued after awards vest.  Under the restricted stock unit program, an asset sale at the subsidiary level would not trigger a change in control at either the subsidiary or holding company level and, thus, would not trigger full vesting of the unvested restricted stock units.  For the 2011 transition period (a partial calendar year), the Human Resources and Compensation Committee determined that awards would be made at approximately 50% of the applicable annual level.  The actual number of shares or restricted stock units issued to participants is determined on the date the Human Resources and Compensation Committee makes the awards.  Shares or restricted stock units awarded vest in 5 years and are eligible for dividends or dividend equivalents payable in cash during the vesting period.  Provisions for forfeiture and accelerated and pro rata vesting are generally described herein in Potential Payments upon Termination or Change-in-Control.

The fiscal 2011, increase in MEP was below target, and shares awarded with respect to fiscal 2011 were awarded at the minimal level.  The 2011 transition period increase in MEP was also below target, and the Committee determined to award 129,000 restricted stock units with respect to the 2011 transition period, which was approximately the minimum level.  The Committee also determined to award an additional 45,000 units as a special bonus relating to the acquisition of the assets of Lawrenceburg Distillers Indiana, LLC, including 10,000 units to each of Messrs. Newkirk and Tracy.  For fiscal 2012, increase in MEP was substantially more than 100% of target, and the Committee determined to award 227,000 restricted stock units, with each named executive officer receiving 15,000 restricted stock units.  The award date with respect to fiscal 2011 was August 25, 2011, the award date with respect to the 2011 transition period and special bonus was March 1, 2012, and the award date with respect to fiscal 2012 was November 29, 2012.

Each named executive officer’s participation level is subject to Human Resources and Compensation Committee discretion.  Individual participation levels for the August 25, 2011 and the March 1, 2012 transition period grants were based on the recommendation of Mr. Newkirk.  The special bonus of restricted stock units awarded on March 1 was based on the recommendation of the Chairman of the Board, John Speirs.  Participation levels for restricted stock or restricted stock unit awards made with respect to fiscal 2011, the 2011 transition period (including the March 1, 2012 special bonus) and fiscal 2012 of persons who were deemed by us to be named executive officers in both the 2011 transition period and each such year are as set forth below, based on a grant date fair value per share of $5.85 on August 25, 2011, $5.92 on March 1, 2012 and $3.27 on November 29, 2012.

	8/25/2011		3/1/2012		11/29/2012

Participant	# of shares	Grant date fair value($)	# of RSUs	Grant date fair value($)	# of RSUs	Grant date fair value($)

Mr. Newkirk	16,500	96,525	18,250	108,040	15,000	49,050
Mr. Tracy	16,500	96,525	18,250	108,040	15,000	49,050
Mr. Schrick	16,500	96,525	8,250	48,840	-	-

Retirement Compensation.  Historically we have provided equity based retirement compensation through participation in our ESOP and non-equity based compensation through our 401(k) plan.  Both are tax qualified defined contribution plans.  The amounts of our contributions to the ESOP and the 401(k) Plan have been determined by the Board each year based on the Human Resources and Compensation Committee’s recommendation.  The Committee bases its recommendation primarily upon the recommendations of management as well as Company performance for the year.  While the ESOP was invested primarily in Company stock, the 401(k) plan allows employees to direct and diversify their retirement accounts into various mutual funds.  Our ESOP was terminated effective June 30, 2010, and we have made no further contributions to the ESOP.  In fiscal 2012, the shares of stock held by the ESOP were distributed to participants of the ESOP.  In each of fiscal 2011 and the 2011 transition period, the Committee recommended contributing 8% of eligible compensation to the 401(k) Plan.  Effective January 1, 2012, the non-union 401(k) plan was amended to allow a company match of 1% for each 1% of employee deferral to a maximum of 6%.

Named executive officers participate in the 401(k) plan on the same basis as other employees.  Amounts contributed under the 401(k) plan have been allocated to participant accounts in proportion to each participant’s eligible compensation, as defined, in the plan.  Three years’ service is required for full vesting in the amount of the Company contribution to the 401(k) Plan.

Other Compensation Programs.  We do not provide executive perquisites of any significance.  We also do not have significant executive benefits, such as supplemental executive retirement plans or deferred compensation arrangements.

Except for provisions in long-term incentive plans applicable to all participants, we generally do not have formal arrangements for paying severance to our executive officers upon their termination of employment or a change in control, but may negotiate severance arrangements on a case-by-case basis.

Tax and Accounting Considerations and Other Matters.

Tax Considerations.  Under IRC Section 162(m), publicly held companies may not deduct compensation paid to named executive officers to the extent that an executive’s compensation exceeds $1,000,000 in any one year, unless such compensation is “performance based.”  Because our incentive programs have a retention purpose as well as an incentive purpose, our Human Resources and Compensation Committee generally has not viewed it as practicable or in our best interests to qualify compensation programs under 162(m).

Accounting Considerations.  We do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.  Compensation expense related to our performance accelerated restricted stock awards that were granted in prior years is based on the market price of stock on the date the Board approved the program.  Total expected compensation expense for each program is amortized over the vesting period of the awards, three years, five years or seven years.  Compensation expense related to the restricted stock awards that we made on August 25, 2011 and restricted stock unit awards that we made on March 1, 2012 and November 29, 2012 was based on market price of stock on those dates and is being amortized in each case over five years.

Other Matters.  Although we seek to increase management’s opportunity to own our stock through our long term incentive program, we have not adopted share ownership guidelines.  A number of our senior executives already have significant direct or indirect holdings.

We do not have a hedging policy, but our code of conduct discourages short sales and trading in our stock on a short term basis.

Under our clawback policy, a participant under any of our annual incentive or other performance-based compensation plans is required to repay or forfeit, to the fullest extent permitted by law and as directed by the Board, any annual incentive or other performance-based compensation received by him or her if:

●	the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently determined to be erroneous,

●	the amount of the compensation that would have been received by the participant had the financial results been properly reported would have been lower than the amount actually received, and

●
the Board determines in its sole discretion that it is in the best interests of the Company and its stockholders for the participant to repay or forfeit all or any portion of the compensation.  In this regard, compensation includes proceeds, gains or other economic benefit actually or constructively received by the participant upon receipt or exercise of an award or upon receipt of resale of any shares of stock underlying an award.

All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons.

Our policy applies to any annual incentive or other performance-based award granted to an officer with respect to fiscal periods beginning on or after July 1, 2009 and to other participants with respect to any annual incentive or other performance-based award granted with respect to fiscal periods beginning on or after July 1, 2011.  The remedy specified in this policy is not intended to be exclusive but in addition to every other right or remedy at law or in equity that may be available to us.

Our policy will be amended if and as required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it is implemented.  Any such amendment will be applicable to any annual incentive or other performance-based award made to any executive officer with respect to fiscal periods beginning prior to July 1, 2009, to the extent required by law.

SUMMARY COMPENSATION TABLE
FISCAL YEAR ENDED DECEMBER 31, 2012,
2011 TRANSITION PERIOD
AND
FISCAL YEAR ENDED JUNE 30, 2011

The following table shows the compensation that we paid for services rendered to us in all capacities to the persons who served as our principal executive officer (“PEO”) and the two most highly compensated executive officers serving as such at the end of fiscal 2012.  The table also includes information for each such person during the 2011 transition period and the fiscal year ended June 2011 that he also was deemed a named executive officer.

Name and Principal Position	Year (1)		Salary ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Timothy W.	2012		391,750	157,090	351,000	23,157	922,997
Newkirk (a)	2011	T	195,000	96,525	-	21,210	279,735
(PEO)	2011		366,923	153,225	-	26,806	546,954
Donald P.	2012		223,043	157,090	140,517	11,146	531,796
Tracy (b)	2011	T	111,521	96,525	-	10,562	218,608
(PFO)	2011		215,067	96,525	-	18,803	330,395
Randy M.	2012		245,709	97,890	155,797	18,695	518,091
Schrick (c)	2011	T	122,854	96,525	-	14,510	233,889
	2011		250,434	96,525	-	23,789	370,748

(a)	Mr. Newkirk has served as President and Chief Executive Officer since March 5, 2008.

(b)	Mr. Tracy has served as Vice President of Finance and Chief Financial Officer since November 6, 2009.

(c)
Mr. Schrick has served as Vice President of Engineering since June 2009.  From November 11, 2009, to December 31, 2011, he also served as President of ICP, a joint venture company which operates our former facility in Pekin, Illinois.

(1)	“2012” refers to fiscal 2012. “2011T” refers to the six month 2011 transition period ended December 31, 2011. “2011” refers to fiscal 2011.

(2)	Includes the following amounts paid as director’s fees: fiscal 2011 $2,188 to Mr. Newkirk; 2011T - $1,313 to Mr. Newkirk; fiscal 2012 – $1,750 to Mr. Newkirk.

(3)
The amount shown is the grant date fair value of awards made during the period computed in accordance with FASB ASC Topic 718.  Accelerated full or pro rata vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause.  We pay dividends on these shares during the vesting period, which are not taken into account in determining their grant date fair value.

(4)	Reflects cash incentive payments for the 2011 transition period paid in fiscal 2012 and 90% of cash incentive payment for fiscal 2012 paid in December 2012.

(5)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation equals or exceeds $10,000 for the named executive officer.

(6)
Includes dividends paid on unvested restricted stock awards in fiscal 2012, the 2011 transition period and fiscal 2011 in the following amounts:  2012 – Mr. Newkirk - $5,510; Mr. Tracy - $1,540;  Mr. Schrick - $4,582; 2011T - Mr. Newkirk - $5,510; Mr. Tracy - $1,540; Mr. Schrick - $4,582; fiscal 2011 Mr. Newkirk - $4,935; Mr. Tracy - $715;  Mr. Schrick - $4,106.  Includes dividend equivalents paid on restricted stock unit awards in fiscal 2012 in the following amounts:  Mr. Newkirk - $913; Mr. Tracy - $913; Mr. Schrick - $413.  Includes the Company’s contributions to the Company’s 401(k) plan allocated to the accounts of each named executive officer for fiscal 2012, the 2011 transition period and fiscal 2011 in the following amounts: 2012 – Mr. Newkirk - $16,536; Mr. Tracy - $8,493; Mr. Schrick - $13,500, 2011T - Mr. Newkirk - $15,600; Mr. Tracy - $8,922; Mr. Schrick - $9,828; fiscal 2011 - Mr. Newkirk - $19,600; Mr. Tracy - $17,205; Mr. Schrick - $19,600.  Also includes amount paid by the Company towards the purchase of life insurance.  No contribution was made to the Employee Stock Ownership Plan for the account of named executive officers in any of the years shown.

OUTSTANDING EQUITY AWARDS ON
DECEMBER 31, 2012

The following table shows information concerning restricted stock and restricted stock unit awards outstanding held by the named executive officers on December 31, 2012.  No options were outstanding to any named executive officers as of such date.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Timothy W. Newkirk	9,200	(2)	31,464
	17,695	(3)	60,517
	36,000	(4)	123,120
	22,700	(5)	77,634
	16,500	(6)	56,430
	18,250	(7)	62,415
	15,000	(8)	51,300
Donald P. Tracy	14,300	(5)	48,906
	16,500	(6)	56,430
	18,250	(7)	62,415
	15,000	(8)	51,300
Randy M. Schrick	9,300	(2)	31,806
	13,530	(3)	46,273
	24,500	(4)	83,790
	14,300	(5)	48,906
	16,500	(6)	56,430
	8,250	(7)	28,215

(1)	Because they will vest in any event after seven years, we report performance accelerated restricted stock awards granted prior to fiscal 2008 in this column instead of as equity incentive plan awards.
(2)           These shares will vest on July 1, 2013.
(3)           These shares will vest on July 1, 2013.
(4)           These shares will vest on June 11, 2014.
(5)           These shares will vest on August 26, 2015.
(6)           These shares will vest on August 25, 2016.
(7)           These shares will vest on March 1, 2017.
(8)           These shares will vest on November 29, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table shows certain information concerning the vesting of stock awards for named executive officers during 2012.  As of December 31, 2012, named executive officers held no options (vested or unvested).

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy W. Newkirk	5,767	18,512
Donald P. Tracy	-	-
Randy M. Schrick	9,612	30,855

Potential Payments upon Termination or Change-in-Control

General

As noted above, except for provisions in long-term incentive plans applicable to all participants, we generally do not have formal arrangements for paying severance to named executive officers upon their termination or a change in control, but may negotiate severance arrangements on a case by case basis.

Restricted Stock and Restricted Stock Unit Awards

Immediate vesting occurs under our restricted stock awards and restricted stock unit awards upon a change of control.  Accelerated or pro rata vesting is permitted for restricted stock units if employment is terminated as a result of death, disability, retirement or, in the discretion of the Human Resources and Compensation Committee, termination without cause.  The following summarizes the arrangements provided for outstanding restricted stock awards and restricted stock unit awards in the event of termination or change in control, although the Committee has discretion under the 2004 Plan to modify these arrangements and has generally exercised such discretion in the event of involuntary termination.  We provide for change in control payments in our long term incentive plans so that employees will remain focused on our business in the event of potential or actual changes in control.

In fiscal 2007 and prior years we granted performance accelerated restricted shares that vested in three years if specified performance goals were met and seven years if such goals were not met.  In the event of death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award but prior to the end of the seventh fiscal year after the fiscal year in which the award was made, the outstanding performance accelerated restricted shares issued to a participant in fiscal 2007 and prior years vest on the date of termination as to the number of restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months of employment (including fractional months as full months) that the participant was employed by us, commencing as of the first day of the fiscal year in which the award was made and ending on the date of termination of employment, and the denominator of which is eighty-four.  The balance of outstanding performance accelerated restricted shares is forfeited by the participant.

Restricted stock and stock unit awards granted since fiscal 2008 vest in five years.  In the event of a participant’s death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award, restricted shares issued to the participant on August 28, 2008, June 11, 2009, August 26, 2010, August 25, 2011 and stock units issued on March 1, 2012 and November 29, 2012 vest as to the number of restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months (including fractional months as full months) that such participant was employed by us, commencing as of July 1, 2008, June 11, 2009, August 26, 2010, August 25, 2011, March 1, 2012 and November 29, 2012, respectively, and ending on the date of termination of employment, and the denominator of which is sixty.  The balance of restricted shares and restricted stock units issued to the participant is forfeited.  However, unlike restricted stock, restricted stock unit awards granted in 2012 provide for pro rata vesting after one year in the event of a participant’s death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause.  Further, in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the vested portion of a participant’s restricted stock unit award will be distributed in shares of the Company’s common stock on the earliest to occur of (i) the end of the five year vesting period, (ii) the participant’s death or “separation from service” (as defined in the Section 409A Treasury regulations) or (iii) certain change in control events described below.  If a participant is a “specified employee” under the Section 409A Treasury regulations (generally an officer whose annual compensation exceeds $160,000), a distribution of vested restricted stock unit award shares on account of the participant’s separation from service will be delayed until the first business day immediately following the six month anniversary of the date the participant separates from service.

As noted above, the Human Resources and Compensation Committee has exercised its discretion to modify these arrangements from time to time.  The 2004 Plan permits accelerated vesting on a pro rata basis of restricted stock and restricted unit awards not intended to be qualified under Section 162(m) of the Internal Revenue Code when employment is terminated by reason of disability, death, retirement or, at the discretion of Human Resources and Compensation Committee, involuntarily without cause.  The Committee has exercised its discretion to waive minimum vesting periods to permit such pro rata vesting of awards.

All restricted stock awards become fully vested in the event of a change of control.  A change in control is deemed to occur in the event of (i) certain acquisitions of 30% or more of our outstanding Common Stock and 50% of our outstanding Preferred Stock or 30% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, (ii) certain changes of more than a majority of the membership of the Board of Directors, or (iii) certain mergers which result in our stockholders owning less than 50% of the combined voting power of the surviving corporation.  All restricted stock unit awards also become fully vested and the shares of Company common stock covered by the awards are immediately distributed to the participants upon a “change in the ownership” of the Company or the subsidiary for which a participant performs services, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as defined in the Section 409A Treasury regulations).  Generally, (i) a change in ownership of the Company or a subsidiary occurs upon an acquisition that gives the acquirer ownership of more than 50% of the total fair market value or voting power of the Company or a subsidiary, respectively, (ii) a change in effective control of the Company occurs upon either (A) the acquisition of 30% or more of the total voting power of the Company during a twelve month period or (B) the replacement of a majority of the members of the Company’s Board of Directors during a twelve month period where such replacement was not endorsed by the existing members and (iii) a change in the ownership of a substantial portion of assets of the Company occurs upon an acquisition during a twelve month period of 50% or more of the total gross fair market value of all the assets of the Company.

There were 423,264 restricted stock unit awards and 956,207 restricted stock awards outstanding at December 31, 2012.  Assuming termination without cause or that a change in control occurred as of December 31, 2012, the value of the restricted stock unit awards and restricted stock awards outstanding as of such date held by the named executive officers that would vest (a) in accordance with the terms of their grant awards and (b) if the Human Resources and Compensation Committee were to waive all vesting requirements, is as shown below.  Amounts shown are based on a price of $3.42 per share, the closing market price on December 31, 2012.

Name	Termination Value ($)		Change in Control Value($)
	Per Grant Terms	Vesting Waived
Timothy W. Newkirk	237,546	462,880	462,880
Donald P. Tracy	51,741	219,051	219,051
Randy M. Schrick	175,559	295,420	295,420

Annual Incentive Plan

If an employee’s employment during a plan year terminates for any reason, he or she shall not be entitled to the payment of incentive compensation for the plan year.  However, the Human Resources and Compensation Committee has full discretion to determine that payment of a prorated annual component may be made when termination results from job elimination, reduction in work force or other similar Company initiative or is otherwise without cause, or is encouraged or induced by incentives offered by us.  Upon a change in control, the annual incentive plan terminates.  The Committee will determine MEP on an annualized basis, based on our performance through the most recently completed fiscal quarter for which financial results are available.  Incentive compensation will be paid on a pro rata basis (measured through the end of such fiscal quarter) in accordance with the guidelines for payment of annual incentive compensation described in “Compensation Overview – Annual Cash Incentive.”  The Committee may elect to make a partial incentive compensation payment on the basis of estimated results before the end of the fiscal year.  Payment is to be made in a lump sum as soon as feasible following the change in control, but in no event later than two and one-half months following the end of the plan year in which the change in control occurs.

DIRECTOR COMPENSATION
FISCAL YEAR ENDED DECEMBER 31, 2012

The following table shows compensation earned by or paid to all persons who were directors during fiscal 2012 who were not also executive officers during such period.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Units ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Braude	67,250	12,271	311	79,832
John E. Byom	81,250	12,271	311	93,832
Cloud L. Cray, Jr.	48,000	12,271	311	60,582
Gary Gradinger	67,250	12,271	311	79,832
Linda E. Miller	71,750	12,271	311	84,332
Daryl R. Schaller	73,375	12,271	311	85,957
Karen Seaberg	48,000	12,271	469	60,740
John R. Speirs	213,000	12,271	311	225,582

(1)
Employee directors receive a fee of $437.50 for attendance at each meeting of the Board of Directors.  Non-employee directors receive a retainer at the rate of $10,000 quarterly, meeting fees of $2,000 for each meeting of the Board and $1,750 for each committee meeting thereof attended.  The chairperson of the Audit Committee is paid an additional retainer at the rate of $3,500 per meeting, the chairperson of the Human Resources and Compensation Committee is paid an additional retainer at the rate of $1,750 per meeting and the chairperson of the Nominating and Governance Committee is paid an additional retainer at the rate of $1,500 per meeting.  The annual fee for serving as lead director and Chairman of the Board is $165,000 in addition to the retainer and meeting fees listed above.

(2)
Under the Non-Employee Directors’ Restricted Stock Plan, which was approved by stockholders at the 2006 annual meeting and amended at the 2009 annual meeting, on the first business day following the date of each annual meeting of stockholders, each non-employee director has been awarded shares of restricted stock with a fair market value of $12,500, as determined on such first business day following the annual meeting.  The amount shown in the table is the grant date fair value of the awards computed in accordance with FASB ASC Topic 718.  Grant date fair value per share was assumed to be the closing price of the Company’s common stock on the grant date.  In connection with the holding company reorganization, this Plan was amended to provide for the award of restricted stock units, which will convert to shares of stock upon vesting.  Restricted stock unit awards were made in 2012 and will be made annually subsequently.  We pay dividends on the restricted stock shares and dividend equivalents on restricted stock unit awards during the vesting period, which are not taken into account in determining their grant date fair value.

The awarded restricted stock and the restricted stock units become fully vested upon the occurrence of one of the following events: (1) the third anniversary of the award date, (2) the death of the director, or (3) a change in control, as defined in the Plan.  The Human Resources and Compensation Committee may allow accelerated vesting in the event of specified terminations, including retirement at the end of the director’s term, termination of service as a result of not standing for reelection and termination of service due to inability to substantially perform his or her duties.  In accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), a director’s vested restricted stock unit awards are distributed in shares of the Company’s common stock on the earliest to occur of (i) the third anniversary of the award date, (ii) the director’s death or “separation from service” (as defined in the Section 409A Treasury regulations) or (iii) a “change in the ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” (in each case as defined in the Section 409A Treasury regulations) of the Company.  If a director is a “specified employee” under the Section 409A Treasury regulations, a distribution of vested restricted stock unit award shares on account of the director’s separation from service will be delayed until the first business day immediately following the six month anniversary of the date the director separates from service.

(3)           Consists of amounts paid as dividends on unvested restricted stock awards.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 1, 2013, the number of shares beneficially owned and the percentage of ownership of the Company’s Preferred Stock and Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of either class of the Company’s capital stock outstanding, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, (iv) all directors and executive officers of the Company as a group.

	Shares Beneficially Owned (a)
Stockholder	Common Stock		Preferred Stock
	No. of Shares	%	No. of Shares	%
Michael Braude	37,731	*
John E. Byom (b)	81,832	*
Cloud L. Cray, Jr. (b)(d)	1,089,629	6.1
Richard B. Cray (c)	0	*	334	76.4
Gary Gradinger (b)	77,829	*
Linda E. Miller	39,262	*
Tim Newkirk	127,008	*
Daryl Schaller, Ph.D. (b)	96,855	*
Randy M. Schrick(e)	193,393	1.1
Ladd Seaberg (c)	984,852	5.5	404	92.4
Karen Seaberg (c)(f)	3,756,543	20.9	333	76.2
John R. Speirs (b)	105,010	*
Donald P. Tracy	35,781	*
MGP Ingredients Voting Trust (c)	---	---	333	76.2
All Executive Officers and Directors as a Group (18)(b)(g)	6,083,354	33.9	404	92.4
SEACOR Holdings Inc. (h)	1,145,000	6.4
Dimensional Fund Advisors LP(i)	914,906	5.1
______________
* less than 1%

(a)
For the purposes of the table, a person is deemed to be a beneficial owner of shares if the person has or shares the power to vote or to dispose of them.  Except as otherwise indicated in the table or the footnotes below, as of March 1, 2013, each person had sole voting and investment power over the shares listed in the beneficial ownership table and all stockholders shown in the table as having beneficial ownership of 5% or more of either of the classes of stock had as a business address Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002.  Stockholders disclaim beneficial ownership in the shares described in the footnotes as being “held by” or “held for the benefit of” other persons.

(b)
The table includes shares which may be acquired pursuant to stock options granted under the Company’s stock option plans that became exercisable on or before April 29, 2013.  These consist of options held by one non-employee director (Mr. Cray) to purchase 6,000 shares and three non-employee directors (Messrs. Schaller, Byom and Speirs) to purchase 4,000 shares each and one non-employee director (Mr. Gradinger) to purchase 2,000 shares.

(c)
The MGP Ingredients, Inc. Voting Trust (“Voting Trust”) holds legal title to and votes 333 shares of Preferred Stock, which are attributed in the table to the trustees of the Voting Trust.  The trustees of the Voting Trust are Mrs. Karen Seaberg, Mr. Ladd Seaberg (the husband of Mrs. Karen Seaberg), and Mr. Richard B. Cray (a son of Mr. Cloud L. Cray, Sr.).  The beneficial interest in the Voting Trust is held by the Cray Family Trust (“Family Trust”).  Under the Voting Trust, a successor trustee must be a major officer and a stockholder of the Company or, with respect to only one successor trustee, an issue of Mr. Cloud L. Cray, Sr. (or spouse thereof) and a holder of at least 10,000 shares of Common Stock.  The Voting Trust will terminate on the earlier of (i) the last death of the issue of Mr. Cloud L. Cray, Sr. who was living at the creation of the Family Trust in 1975 (presently, there are 18 such persons living, the youngest of whom is 38 years old), (ii) the termination of the Voting Trust by a majority of its trustees, (iii) the termination of the Voting Trust by the beneficiaries of 90% of the shares held in the Voting Trust or (iv) the distribution of the shares held by the Voting Trust upon the redemption or sale of the Preferred Stock held by the Voting Trust, the dissolution of the Company, or the sale of all of the Company’s stock (as provided in the Voting Trust).  Actions by the trustees with respect to voting or disposition of the shares of Preferred Stock held by the Voting Trust, or termination of the Voting Trust, is made by majority vote.

(d)
Includes 63,410 shares of Common Stock owned directly, 351,584 shares of Common Stock held by the Cray Medical Research Foundation with respect to which Mr. Cloud L. Cray, Jr. is a director and has shared voting and disposition power, 265,138 shares of Common Stock held by the Cloud L. Cray, Jr. Revocable Trust, over which Mr. Cray has sole voting and dispositive power, 335,314 shares of Common Stock held by the Cloud L. Cray and Sara J. Cray Family Foundation, over which Mr. Cray has sole voting and disposition power, 68,183 shares of Common Stock owned through the Company’s Employee Stock Purchase Plan, and 6,000 shares of Common Stock which may be acquired pursuant to stock options granted under the Company’s stock option plans as reported on footnote (b) above.

(e)	Includes 1,752 shares held by Mr. Schrick’s wife over which he may be deemed to share voting and disposition power.

(f)
Includes 984,852 shares of Common Stock held by Mrs. Seaberg’s husband, Ladd Seaberg.  Also includes 9,369 shares of Common Stock owned directly, 174,719 share of Common Stock held by the Karen Seaberg Revocable Trust, over which Mrs. Seaberg has sole voting and dispositive power, 23,005 shares of Common Stock owned through the Company’s Employee Stock Purchase Plan, and 2,573,967 shares of Common Stock owned by Cray MGP Holding Limited Partnership, in which Mrs. Seaberg is the general partner and has sole voting and dispositive power.

(g)
Excludes Ladd Seaberg’s shares (which are reported as part of the beneficial ownership of Karen Seaberg), but otherwise includes shares held by members of the families of executive officers not listed in the table as well as other shares discussed under notes (a) through (f).

(h)
Based on its Schedule 13G/A filed on February 7, 2013, SEACOR Holdings Inc. has a business address of 2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida  33316.  Its 13G indicates sole dispositive and voting power over the shares reported as beneficially owned, which are reported as held directly by a subsidiary, F2 Sea Inc.

(i)
Based on its Schedule 13G filed on February 11, 2013, Dimensional Fund Advisors LP has a business address of Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.  Its 13G indicates sole voting power over 898,396 shares and sole dispositive power over 914,906 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ.  Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2012, all of its executive officers, directors and greater-than-10% beneficial owners complied with the Section 16(a) filing requirements, except that (a) Messrs. Byom, Speirs, Gradinger, Braude, Cray and Mses. Miller and Seaberg each filed one late Section 16(a) report, each reporting one late transaction on a Form 4-A filed December 7, 2012, (b) Messrs. Newkirk, Tracy, Rindom, Phillips and Dykstra each filed two late reports, one reporting one late transaction and the other reporting two late transactions as filed on a Form 4 filed December 7, 2012 and March 15, 2013, (c) Tracy filed two late reports, one reporting one late transaction and the other reporting two late transactions as filed on a Form 4 filed December 7, 2012 and March 19, 2013 (d) Mr. Lasater filed one late report, reporting two late transaction on a Form 4 dated March 15, 2013; (e) Messers. Schrick, Maningat, Coffey each filed two late reports, each reporting one late transaction on a Form 4 filed December 7, 2012 and March 15, 2013.  Form 4 filings on March 15¸ 2013 corrected (1) the direct ownership of shares previously owned through the Company’s ESOP and (2) the over-reporting of Restricted Stock Units, which were previously reported as common stock on Form 4 filings made on March 5, 2012.

RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving material related party transactions.  The Company’s written Code of Conduct requires Audit Committee preapproval of any transaction involving an executive officer or director exceeding $50,000 in value in which such person might have a conflict of interest with the Company.  Examples of conflicts of interest as defined in the Code of Conduct include having a significant financial or other interest in a customer, supplier or competitor of the Company.

We have developed and implemented processes and controls to obtain information from the directors and executive officers about related person transaction, and for then identifying the transactions in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years.

Pursuant to these processes, all directors and executive officers annually complete, sign submit a Director and Executive Officer Questionnaire, which is designed to identify related person transactions and both actual and potential conflicts of interest.  We also make appropriate inquiries as to the nature and extent of business that the Company conducts with other companies for whom any of our directors or executive officers also serve as directors or executive officers.  Under the Company’s Code of Conduct, if a conflict of interest exists, an executive officer should either have the activity approved by a disinterested member of management or cease engaging in the activity.  Any transaction approved by a member of management must be reported promptly to the Vice President of Human Resources who will at least annually present a summary of such transactions to the Audit Committee.

During fiscal 2012, the 2011 transition period and fiscal 2011, there were no transactions involving related persons required to be disclosed under Item 404(a) of SEC Regulation S-K where the Company’s policies did not require review, approval or ratification or where such policies and procedures were not followed.  Generally, Item 404(a) of Regulation S-K for smaller reporting companies, requires disclosure of transactions in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years.

On August 27, 2009, we entered a consultation and non-solicitation agreement with Ladd Seaberg, who resigned as director on such date.  The agreement expired during fiscal 2011 and provided for annual payments aggregating $250,000.  Mr. Seaberg is the husband of Mrs. Karen Seaberg and the son-in-law of Mr. Cloud L. Cray, Jr.

The Company has an interest in a joint venture entity named Illinois Corn Processing, LLC (“ICP).  The other owner of ICP is Illinois Corn Processing Holdings, LLC (“ICP Holdings”), a subsidiary of SEACOR Holdings Inc., which holds more than 5% of the Company’s Common Stock.  Prior to February 1, 2012 the Company had a 50% interest in ICP.  On February 1, 2012, ICP Holdings exercised an option and purchased an additional 20 percent from the Company for $9,103,000, reducing the Company’s ownership from 50% to 30%.  During 2012, the Company purchased food and industrial grade alcohol from ICP pursuant to a marketing agreement with ICP.

As of December 31, 2012, December 31, 2011 and June 30, 2011, the Company recorded $4,008,000, $6,167,000 and $6,616,000 respectively, of amounts due ICP in its consolidated balance sheet.  During the fiscal year ended December 31, 2012, the six month transition period ended December 31, 2011 and fiscal year ended June 30, 2011, the Company purchased approximately $48,611,000, $40,159,000 and $57,482,000 of product from ICP, and made net payments of approximately $2,174,700, $2,154,000 and $2,881,000 to ICP under the marketing agreement.

In 2010, ICP acquired an existing steam facility that services its plant for $5,000,000.  The Company and ICP Holdings each contributed $1,000,000 towards the purchase price at that time.  On January 19, 2011 and January 19, 2012 the Company and ICP Holdings each contributed $500,000 towards the balance due on the purchase price.  SEACOR Holdings Inc. may be deemed to have an indirect interest in these transactions because of its ownership of ICP Holdings.

OTHER MATTERS

We know of no other business that will be presented at the meeting.  If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.  A proxy also confers discretionary authority on the persons named to approve minutes of last year’s annual meeting, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as a director if a nominee herein named should decline or become unable to serve as a director for any reason.

INDEPENDENT PUBLIC ACCOUNTANTS

In fiscal 2012, KPMG LLP served as independent registered public accountants.  Representatives of KPMG LLP will be present at the stockholders’ meeting.  They will have the opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND CERTAIN OTHER FEES PAID ACCOUNTANTS

Set forth below are the aggregate fees billed the Company by its principal accountant, KPMG LLP, for the fiscal year ended December 31, 2012, the 2011 transition period which ended December 31, 2011 and the fiscal year ended June 30, 2011 for (i) professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s reports on Form 10-Q during such fiscal year (“Audit Fees”), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees (“Audit-Related Fees”), (iii) professional services rendered for tax compliance, tax advice or tax planning (“Tax Fees”) and (iv) other products and services (“Other Fees”).  The Audit Committee considers whether the provision of such services is compatible with maintaining the independence of its principal auditor.  The Audit Committee has the sole right to engage and terminate the Company’s independent auditor, to pre-approve the performance of audit services and permitted non-audit services and to approve all audit and non-audit fees.  The Audit Committee has empowered its chairman to act on the Committee’s behalf between meetings to approve permitted non-audit services; the chairman must report any such services to the Audit Committee at its next scheduled meeting.

Type of Fees	Amount
	2012 Fiscal	2011 Transition Period	2011 Fiscal
Audit Fees	$632,000	$537,600	$525,000
Audit Related Fees	0	0	0
Tax Fees	0	0	0
All Other Fees	0	0	0
Total	$632,000	$537,600	$525,000

PROXY SOLICITATIONS

This proxy is being solicited by the Board of Directors of the Company.  The cost of soliciting proxies will be borne by the Company.  In addition to soliciting proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone.  Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.  The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners.

Stockholders who intend to present proposals for inclusion in the Company’s Proxy Statement for the next annual meeting of Stockholders must forward them to the Company at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002, Attention: Lori Norlen, Corporate Secretary, so that they are received on or before December 21, 2013.  In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the annual meeting by stockholders.

COMMUNICATIONS WITH DIRECTORS AND DIRECTOR ATTENDANCE AT STOCKHOLDER MEETINGS

The Company’s policy is to ask directors to attend the annual meeting of stockholders, and all of the directors attended last year’s annual meeting.  Stockholders may communicate directly with Board members by writing the Board or individual Board members in care of the Company’s Secretary at the Company’s executive offices.  Letters should be addressed as follows: Name of director - In care of Lori Norlen, Corporate Secretary - MGP Ingredients, Inc. – Cray Business Plaza, 100 Commercial Street, P.O. Box 130 - Atchison, Kansas 66002.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission will be furnished to stockholders without charge upon written request directed to Lori Norlen, Corporate Secretary, or Shanae Randolph, Corporate Director of Communications, MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas  66002-0130.  The Form 10-K and other reports that the Company files with the Securities and Exchange Commission may also be obtained through the Internet at www.mgpingredients.com.

By Order of the Board of Directors

John R. Speirs
Chairman of the Board

April 11, 2013

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mgpi
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 22, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 22, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends that you vote FOR the nominees listed in Proposal 1.

1. Election of directors for terms expiring in 2016.
*John E. Byom and Cloud L. Cray, Jr. are being voted on solely by the holders of the Preferred Stock

01 John R. Speirs
02 John E. Byom*
03 Cloud L. Cray, Jr.*

☐ Vote FOR all nominees (except as marked)
☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends you vote FOR Proposals 2 and 3.

3. To approve, on an advisory basis, the compensation of the Company's named executive officers.
☐ For ☐ Against ☐ Abstain

Please indicate if you plan to attend this meeting. ☐

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MGP INGREDIENTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2013

10:00 a.m.
Benedictine College's Ferrell Academic Center
1020 North 2nd Street
Atchison, Kansas 66002

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Transition Report are available at www.proxyvote.com.

MGP

Proxy/Voting Instruction Card

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY. The undersigned appoints Timothy W. Newkirk, John R. Speirs and Don Tracy, or any of them, each with full power to appoint his substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on May 23, 2013, or at any adjournment thereof.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED "FOR" THE NOMINEES UNDER PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business.

VOTING INSTRUCTION. To participants in the MGP Ingredients, Inc. Employee Stock Purchase Plan (the "ESPP"): This proxy/voting instruction card constitutes your voting instructions to the Plan Administrator, Wells Fargo, to vote in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESPP and allocated to the account of the undersigned at the Annual Meeting of Stockholders to be held on May 23, 2013, or at any adjournment thereof.

IF YOU ARE A PARTICIPANT IN THE ESPP AND DO NOT DIRECT HOW THE ESPP SHARES SHOULD BE VOTED, THE PLAN ADMINISTRATOR WILL NOT VOTE THESE ESPP SHARES.

The undersigned has received the Company's Report for the transition period ended December 31, 2012 and its Proxy Statement.

See reverse for voting instructions.